EXHIBIT 5

                      GENERAL MOTORS ACCEPTANCE CORPORATION
                            3031 WEST GRAND BOULEVARD
                             DETROIT, MICHIGAN 48202


                                          September 19, 1996



GENERAL MOTORS ACCEPTANCE CORPORATION
3044 WEST GRAND BOULEVARD
DETROIT, MICHIGAN 48202

Dear Sirs:

      As Assistant General Counsel of General Motors Acceptance Corporation (the "Company") in connection with the proposed issue and sale of SmartNotestm Due Nine Months to Thirty Years from Date of Issue (the "Notes") pursuant to a Registration Statement filed this date, I advise that in my opinion you have full power and authority under the laws of New York, the State of your incorporation, and under your Restated Organization Certificate to borrow the money and to contract the indebtedness to be evidenced by the said Notes.

      It is my further opinion that the Indenture, dated as of September 24, 1996, with The Chase Manhattan Bank, Trustee has been duly authorized, executed and delivered and that the Notes, when duly executed and authenticated as provided in the Indenture, issued and paid for, will be valid and legally binding obligations of the Company in accordance with and subject to the terms thereof and of the Indenture.

      I hereby consent to the use of the foregoing opinion as Exhibit 5 of your Registration Statement filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the above mentioned Notes and to the use of my name in such Registration Statement and in the related Prospectus under the heading "Legal Opinions".



                                          Very truly yours,

                                          s/ Martin I. Darvick
                                          -------------------------
                                          Martin I.  Darvick
                                          Assistant General Counsel